Exhibit 23

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106492) pertaining to the Investment Savings Plan for Employees of Fort Wayne Newspaper, Inc., of our report dated June 3, 2005, with respect to the financial statements of the Investment Savings Plan for Employees of Fort Wayne Newspaper, Inc. included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

San Jose, California

June 28, 2005